Exhibit 10.3

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is effective as of November 2, 2026 (the “Effective Date”), by and between Stephen Keller (the “Executive”) and Compass Group Management LLC, a Delaware limited liability company (the “Manager”), and amends and restates in its entirety that certain First Amended and Restated Employment Agreement made and entered into effective as of August 31, 2024 by and between Executive and the Manager.
W I T N E S S E T H:
WHEREAS, the Manager wishes to continue to employ the Executive as Executive Vice President of Finance, and the Executive wishes to continue to be employed by the Manager with such title and in such role;
WHEREAS, the Manager and the Executive wish to set forth in writing the terms and conditions of the Executive’s employment in this Second Amended and Restated Employment Agreement (the “Agreement”);
NOW, THEREFORE, in consideration of the mutual promises contained herein, and of other good and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the Manager and the Executive, intending to be legally bound hereby, agree as follows:
Article 1.    Employment, Responsibilities, and Acceptance.
1.1    Employment. The Manager agrees to employ the Executive, and the Executive agrees to be so employed, on the terms set forth herein. The Executive and the Manager each hereby acknowledge and agree that the Executive’s employment with the Manager is “at will” and that each of the Executive and the Manager are free to terminate the employment relationship at any time for any reason.
1.2    Responsibilities. The Executive shall faithfully and diligently perform all such acts and have such titles, duties, powers, and responsibilities as may be prescribed or delegated from time to time by the manager of the Manager (the “Managing Member”). Subject to the secondment described below, the Executive agrees, during his employment with the Manager, to devote substantially all of the Executive’s attention and time during business hours to the business and affairs of the Manager, except for vacations and approved leaves of absence. The Executive agrees to adhere to all of the Manager’s policies and procedures as they may from time to time be amended. In furtherance of the foregoing, the Executive agrees to be seconded by the Manager to Compass Group Diversified Holdings LLC (“CODI”) to act as its Chief

Financial Officer (“CFO”) for a period of time to be determined by the Managing Member in its sole discretion.
1.3    Acceptance. The Executive hereby accepts such responsibilities and agrees to render his services hereunder fully, faithfully, and to the best of his ability, consistent with the terms of this Agreement. Without limiting the secondment described above, the Executive shall render services exclusively to the Manager and its Affiliates during the term of this Agreement, but nothing herein shall be deemed to prohibit the Executive from engaging in civic, academic, professional, trade association, not-for-profit organization, board memberships, or other personal activities which are not competitive or in conflict with the business then being conducted by the Manager or any business which, to the knowledge of the Executive, the Manager is preparing to enter, so long as such activities do not interfere with his day-to-day duties and responsibilities hereunder.
1.4    Location. The Executive’s services under this Agreement shall principally be performed at the Manager’s office at 275 McCormick Ave., Costa Mesa, CA 92626, subject to reasonable domestic and overseas travel on behalf of the Manager, including regular travel to the Manager’s office at 301 Riverside Ave., 2nd Floor, Westport, CT 06880.
1.5    Transfer to Affiliate. In the event that the Manager transfers the Executive’s employment, and its obligations hereunder, to an Affiliate of the Manager or an entity under the control of the Manager’s equity holders or its management team, the Manager agrees to guarantee all amounts and benefits promised or owed to the Executive hereunder, and the Executive agrees that all of his obligations and the Manager’s rights hereunder shall accrue to the entity to which employment is transferred. For purposes of this Agreement, “Affiliates” shall mean any entity that is controlled by the Manager or is under common control with the Manager.
Article 2.    Compensation.
2.1    Base Compensation. During the Term (as defined below), the Manager shall pay an amount to the Executive in cash compensation at the aggregate annual base rate of Six Hundred Twelve Thousand Dollars ($612,000.00) per calendar year (the “Base Salary”), subject to such amounts as may be required to be withheld by law or authorized to be withheld by the Executive, payable semi-monthly or otherwise in accordance with the Manager’s customary payment schedule for executive personnel. Such Base Salary shall be reviewed at least annually and may be adjusted upward as may be determined by the Manager in its sole discretion.
2.2    Vacation and Personal Time. During the Term, the Executive shall be entitled to accrue four (4) weeks’ vacation per calendar year, subject to a 6-week accrual cap, which may be taken at any time in accordance with the Manager’s vacation policies as determined by the Manager and so as not to interfere unreasonably with the performance of the Executive’s duties and responsibilities hereunder. In the event of the termination of this Agreement, the Executive shall be compensated for all accrued and unused vacation, at his Base Salary compensation rate for the relevant period (the “Unused Vacation”).

2.3    Proration. For the purposes of Sections 2.1 and 2.2, any period less than a full calendar year shall be prorated for the portion thereof which shall be applicable.
2.4    Expenses. The Manager shall pay or reimburse the Executive upon the receipt of appropriate documentation, for reasonable travel, meal and lodging expenses that he directly incurs in providing services at the request of the Manager, all subject to appropriate documentation and the terms and conditions of the then-current business expense reimbursement policy of the Manager.
2.5    Annual Bonus. The Executive may be entitled to receive an annual incentive bonus. The award of a bonus as well as the actual bonus amount, if any, payable to the Executive shall be determined by the Manager in its sole discretion, depending upon the Executive’s attainment of individual and Manager performance objectives. The Executive’s target annual incentive bonus shall be a percentage of Executive’s Base Salary equal to Fifty Percent (50%) or greater. The Executive’s annual incentive bonus, if any, shall be paid no later than March 15th of the year following the calendar year to which the performance objectives relate. Notwithstanding the foregoing, in order to receive an annual incentive bonus, if any, the Executive must continue to be employed by the Manager through the date such bonus is payable; provided, however, that in the event the Executive’s employment hereunder is terminated subsequent to the end of an applicable calendar year to which the performance objectives relate, and before the annual incentive bonus is payable, and an incentive bonus would otherwise be payable to the Executive and such termination is (A) due to the Executive’s death or disability, (B) by the Manager not for “proper cause”, or (C) by the Executive for “good reason”, such bonus shall be payable without regard to the Executive’s termination of employment.
2.6    Benefits. During the Term, the Executive and the Executive’s dependents, to the extent they are eligible, shall be eligible to participate in all group health, dental and life insurance plans and all retirement plans that in each case are generally made available from time to time to similarly situated employees of the Manager. The Executive acknowledges and agrees that the benefits of such plans may vary with duties, salary, and length of employment, and that any questions concerning eligibility, coverage, or duration shall be governed by the terms of the plans or policies. The Executive further acknowledges and agrees that the Manager reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by the Executive, so long as such action is taken generally with respect to a majority of other similarly situated executives employed by the Manager.
2.7    Housing Reimbursement. During fiscal year 2026, the Manager shall reimburse the Executive for the monthly rent associated with Executive’s housing in Costa Mesa, California in an amount up to Three Thousand Dollars ($3,000.00) per month, subject to appropriate documentation and the terms and conditions of the then-current business expense reimbursement policy of the Manager.
2.8    Continuity Award. Subject to Executive’s continued performance of Executive’s duties faithfully, diligently, and to the best of the Executive’s abilities, and Executive’s continued compliance with all reasonable directives of the Managing Member and the Chief Executive Officer of CODI, in each case, through the Continuity Dates set forth below, Executive will be eligible to receive the Continuity Award described below, payable in two tranches. If the Managing Member or the Chief Executive Officer of CODI reasonably determines, in good faith, that Executive has failed to satisfy the foregoing conditions and such failure is not remedied within fifteen (15) calendar days following written notice from the Manager describing with reasonable detail the basis for Executive’s failure to satisfy the foregoing conditions, the Continuity Award will be forfeited, whether or not the Executive’s employment is terminated. For the avoidance of doubt, the conditions for earning the Continuity Award described in this Section 2.8 shall not be construed as expanding or redefining the grounds for termination of Executive for “proper cause” set forth in Section 3.2(c) and failure to earn the Continuity Award shall not impact Executive’s right to receive the payments described in Section 3.4; provided, however, if Executive’s employment under this Agreement is terminated for “proper cause” in accordance with Section 3.2(c), any unearned Continuity Award shall be forfeited by Executive.
(a)Award Dates and Amounts.

(i) Tranche 1 Continuity Payment. Provided that the Executive (A) remains employed by the Manager through the date of the timely and accurate filing of CODI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2026 (the “Tranche 1 Continuity Date”), and (B) has not resigned other than “for good reason” and has not been terminated by the Manager (which includes termination for “proper cause” and termination due to death or disability) on or before the Tranche 1 Continuity Date, the Manager will pay the Executive a continuity payment equal to Three Hundred Thousand Dollars ($300,000.00) (the “Tranche 1 Continuity Award”).

(ii) Tranche 2 Continuity Payment. Provided that the Executive (A) remains employed by the Manager through December 31, 2027 (the “Tranche 2 Continuity Date”), and (B) has not resigned other than for “good reason” and has not been terminated by the Manager (which includes termination for “proper cause” and termination due to death or disability) on or before the Tranche 2 Continuity Date, the Manager will pay the Executive a continuity payment equal to Three Hundred Thousand Dollars ($300,000.00) (the “Tranche 2 Continuity Award”, and, together with the Tranche 1 Continuity Award, the “Continuity Award”).

(iii) Notwithstanding the above, if (A) the Manager terminates the Executive’s employment without “proper cause”, or (B) the Executive resigns for “good reason”, in each case, prior to the Tranche 1 Continuity Date or the Tranche 2 Continuity Date, as applicable, then the Manager will nonetheless pay the Executive the unpaid portion of the Tranche 1 Continuity Award and the unpaid portion of the Tranche 2 Continuity Award, in each case, subject to the

Executive timely executing and not revoking a Legal Release (as defined in Section 3.4 below).

(b)    Payment. The payment of each of the Tranche 1 Continuity Award and the Tranche 2 Continuity Award set forth in Section 2.8(a) shall be made in a lump sum at the next regularly scheduled payroll date after each of (i) the Tranche 1 Continuity Date (with respect to the Tranche 1 Continuity Award), and (ii) the Tranche 2 Continuity Date (with respect to the Tranche 2 Continuity Award), or (iii) if earlier, within sixty (60) days following the date of either: (x) the Executive’s termination by the Manager without “proper cause,” or (y) the Executive’s resignation for “good reason”, but not earlier than, and subject to, the effective date of the Legal Release, as applicable, and shall, in each case, be less such taxes, deductions, and amounts as are required to be withheld by law.

(c)    Assignment. The Executive shall not assign or otherwise transfer any rights or obligations to the Continuity Award. Any purported assignment or other transfer by the Executive shall be null and void. Subject to the foregoing, this Section 2.8 shall be binding upon and shall inure to the benefit of each of the Executive and the Manager and their respective heirs, legal representatives, successors, and shall not benefit any person or entity other than the Executive and the Manager.

(d)    Unsecured Promise. The Executive hereby acknowledges that the Executive shall have no claim to the Continuity Award described in Section 2.8(a) unless and until all conditions for the receipt of such payment have been satisfied. In addition, the Executive further acknowledges that the rights of the Executive shall not be funded or secured in any way. Payment of the Continuity Award to the Executive shall be made only from the general assets of the Manager, and no person, other than the Manager, shall have any interest in such assets.

(e)    No Guaranty of Continued Employment. Nothing contained in this Section 2.8 alters any of the other terms of the Executive’s employment relationship with the Manager, including the “at will” nature of such relationship.

(f)    Forfeiture. Notwithstanding anything in this Section 2.8 to the contrary, Executive shall forfeit any unpaid Continuity Award if, at any time prior to the payment of the applicable portion of the Continuity Award, (i) Executive, in his individual capacity, becomes subject to any order, judgment, decree, settlement, consent order, or other action by the Securities and Exchange Commission, any national securities exchange, or any other governmental or regulatory authority or any court of competent jurisdiction that prohibits, restricts, or materially impairs Executive’s ability to serve as the Chief Financial Officer of CODI or otherwise serve as an executive officer of any public company; (ii) Executive is barred, suspended, disqualified, or otherwise prohibited from serving as an officer of a public company; (iii) Executive’s individual conduct results in Executive’s removal from, or ineligibility to hold, a position as an officer of a public company under applicable law or regulation; or (iv) Executive, in his individual capacity, engages in fraud, willful misconduct, gross negligence, or a material violation of applicable securities laws, regulations, or fiduciary duties that results in any formal regulatory sanction or enforcement action against Executive in Executive’s individual capacity. The Board of Directors of CODI shall have sole discretion to determine whether the foregoing conditions of forfeiture have been satisfied.

(g)    Other Severance Amounts. For the avoidance of doubt, any Continuity Award payable to Executive pursuant to this Section 2.8 shall be in addition to and not in substitution for the Severance Amount, if any, otherwise due and payable to the Executive pursuant to Section 3.4 of this Agreement.

Article 3.    Term and Termination.

3.1    Term. The term of the Executive’s employment under this Agreement shall begin on the Effective Date and shall continue in accordance with this Agreement until terminated as herein provided (the “Term”). For purposes of this Agreement, “Termination Date” shall mean the date this Agreement is terminated by either party.
3.2    Grounds for Termination.
    (a)    Death. Upon the Executive’s death during the Term, this Agreement shall terminate immediately.
    (b)    Inability to Perform Principal Duties. In the event the Executive becomes disabled as defined by Internal Revenue Code Section 409A and the regulations and other guidance promulgated thereunder (“Section 409A”) and is unable to perform his principal duties as contemplated by this Agreement, and subject to the requirements of the Americans with Disabilities Act (or any state law counterpart thereof), if applicable, the Manager may on thirty (30) days’ prior written notice, during which time the Executive fails to resume his duties hereunder, terminate the Executive’s employment under this Agreement. In the event the Executive at any time prior to the Termination Date disputes any determination by the Manager of his inability to perform his principal duties, the matter shall be resolved by the determination of three physicians qualified to practice medicine in the United States, one to be selected by each of the Manager and the Executive and the third to be selected by the designated physicians. The Executive shall otherwise comply with whatever procedures the Manager may reasonably request set forth in any long-term disability policy of the Manager.
    (c)    Proper Cause. The Manager may terminate the Executive’s employment under this Agreement for “proper cause,” without prior notice (except as otherwise specified in Sections 3.2(c)(i) and 3.2(c)(v), each requiring prior notice in accordance with Section 6.1 of this Agreement (“Notice”)). As used in this Agreement, “proper cause” shall be:
(i)    any breach by the Executive of any material provision of this Agreement which breach is not remedied within thirty (30) days after receiving Notice of such breach specifically citing this Section 3.2(c)(i), provided, however, that the Manager may terminate this Agreement immediately, without providing a cure period, in the event that the Executive breaches any provision of Article 4;
(ii)    an act of dishonesty by the Executive if such act has or, in the reasonable discretion of the Manager and/or the Board of Directors of CODI, would reasonably be expected to have a material adverse impact on the financial interests or business reputation of CODI, the Manager or its Affiliates;
(iii)    gross negligence or willful misconduct in the performance of the Executive’s duties hereunder if such gross negligence or willful misconduct has or, in the reasonable discretion of the Manager and/or the Board of Directors of CODI, would reasonably be expected to have, a material impact on the financial interest or business reputation of CODI, the Manager or its Affiliates;
(iv)    breach of the Executive’s duty of loyalty or other fiduciary duties to CODI, the Manager or its Affiliates;
(v)    willful failure of the Executive to follow the reasonable directives of the Managing Member or the Board of Directors of CODI pertaining to legal compliance or audits of CODI, the Manager or its Affiliates within ten (10) days of receiving Notice of any such failure to follow such directives;
(vi)    the Executive’s conviction of, or plea of nolo contendere to, a crime which the Manager and/or the Board of Directors of CODI reasonably determines materially and adversely affects or, in the reasonable discretion of the Manager and/or the Board of Directors of CODI, would reasonably be expected to materially and adversely affect the reputation of CODI, the Manager or any of its Affiliates or the Executive’s ability to perform the services required hereunder;
(vii)    a willful or reckless violation of a material regulatory requirement, or of any material written policy or procedure applicable to CODI, the Manager or its Affiliates, that has a material adverse impact or, in the reasonable discretion of the Manager and/or the Board of Directors of CODI, would reasonably be expected to have a material adverse impact on the financial interests or business reputation of CODI, the Manager or its Affiliates; or
(viii)    commission of an act of fraud, embezzlement, or material misappropriation, by the Executive with respect to his relations with CODI, the Manager or its Affiliates, or any of their respective employees, customers, agents, or representatives.
    (d)    Good Reason. The Executive may terminate his employment under this Agreement for “good reason.” As used in this Agreement, “good reason” shall be:
(i)    a breach by the Manager of any of the material provisions of this Agreement, which breach is not remedied within thirty (30) days after receiving written notice of the nature of such breach specifically citing this Section 3.2(d), which notice shall be provided to the Managing Member and the General Counsel of the Manager no later than ninety (90) days after the Executive’s initial knowledge of the existence of such act or omission alleged to cause the breach of a material provision of this Agreement; or
(ii)     the relocation, without the Executive’s consent, of the Executive’s principal place of employment to a location that is more than sixty (60) miles from both the Manager’s Westport, Connecticut and the Manager’s Costa Mesa, California location; provided, however, that, for the avoidance of doubt, permitting Executive to work remotely with reasonable expected travel shall not be considered a relocation for purposes of this Section 3.2(d)(ii).
    (e)    Termination for Other Reasons. Either the Executive or the Manager may terminate this Agreement at any time for any other reason not prohibited by law by giving written notice to the other.
    3.3    Accrued Obligations. If the Executive’s employment under this Agreement is terminated, the Manager shall pay Executive, or Executive’s estate in the event of his death or disability, the following amounts: (A) Base Salary compensation accrued through the Termination Date, (B) Unused Vacation, (C) unpaid reimbursable expenses, including the housing reimbursement in Section 2.7, if any, (D) subject to Section 2.5 hereof, any annual incentive bonus awarded before the Termination Date but not paid, (E) vested benefits or amounts under any savings or retirement plans (including excess benefit plans), deferred compensation arrangements, or welfare benefit plans, pursuant to the terms of such plans or arrangements, and (F) vested cash and equity amounts with respect to long-term incentive awards and other incentive awards granted to the Executive, pursuant to the terms of such award (collectively, the “Accrued Obligations”). Accrued Obligations shall be paid in accordance with applicable law.
3.4    Severance. If the Executive’s employment under this Agreement is terminated by the Manager pursuant to Section 3.2(e) (which, for the avoidance of doubt, does not include terminations in connection with death, disability or upon “proper cause”) or by the Executive for “good reason” pursuant to Section 3.2(d), and the Executive executes and does not revoke a full waiver and release of all claims against CODI, the Manager and their Affiliates and their respective officers, directors, shareholders, employees and agents containing standard terms for such an agreement (the “Legal Release”), then, in addition to the Accrued Obligations, the Executive shall be eligible to receive a severance payment equal to the Severance Amount (as defined below) in accordance with this Section 3.4. If the Executive is entitled to a severance payment pursuant to this Section 3.4, the Manager shall, within sixty (60) days following the Executive’s Termination Date, pay the Executive, in a lump sum less tax and other legally required and Executive-elected withholdings, an amount equal to the “Severance Amount”, which for purposes of this Agreement shall mean an amount equal to one hundred percent (100%) of the Executive’s annual Base Salary as of the Termination Date. The Manager shall provide the Legal Release to the Executive for his signature within twenty (20) days of his Termination Date, and the Executive shall deliver to the Manager the fully executed Legal Release no later than twenty-one (21) days (or if pursuant to a group termination, no later than forty-five (45) days) following the Executive’s receipt of the Legal Release. The Executive shall not be entitled to any other payments or benefits of any kind except as expressly specified in this Agreement.
3.5    No Further Payments. Except as set forth in this Agreement, Executive shall not be entitled to any further compensation or benefits after the Termination Date.
3.6    Executive’s Further Obligations on Termination. Upon termination of the Executive’s employment, irrespective of the circumstances, the Executive shall in any event continue to be bound by the applicable provisions of Article 4 hereof. Executive shall also immediately resign from any group, board, officer status or similar position with CODI, the Manager or their respective Affiliates.
3.7    Compliance with Section 409A.
(a)Notwithstanding anything in this Agreement to the contrary, if, at the time of the Executive’s termination of employment with the Manager and its Affiliates, the Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder that are Section 409A nonqualified deferred compensation, as a result of such termination of employment is necessary in order to avoid the additional tax under Section 409A, then the Manager will defer the payment or the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months and one business day following the Executive’s Termination Date (or the earliest date as is permitted under Section 409A). Any monthly payment amounts deferred pursuant to this Section will be accumulated and paid to the Executive (without interest) six months and one business day after his termination of employment in a lump sum and the balance of payments due the Executive will be paid monthly or as otherwise provided herein.
(b)It is intended that the Agreement comply with Section 409A, and the Agreement shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of any payment.
Article 4.    Confidential Information; Intellectual Property.
4.1    Confidential Information. The Executive acknowledges that as a result of the Executive’s employment with the Manager, the Executive will use, acquire, and/or add to confidential information of a special and unique nature and value, including without limitation, all non-public information concerning the business and affairs of CODI, the Manager and its Affiliates (such as historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, systems, procedures, policies, trade secrets, lists of clients and accounts, compensation formulas and amounts, strategies, and other confidential business information and trade secrets of CODI, the Manager and their Affiliates) (“Confidential Information”). Confidential Information shall not include any information that is or becomes of general knowledge or use other than information that becomes of general knowledge or use because of the Executive’s breach of this Agreement. As a material inducement to the Manager to enter into this Agreement, the Executive agrees to treat as secret all such Confidential Information and not to, directly or indirectly, use, disseminate, divulge, copy, or disclose, for any purpose whatsoever, any Confidential Information, during or after the term of this Agreement, except as may be required to fulfill the Executive’s duties hereunder or as required by a court or other tribunal of competent jurisdiction, or by law; provided, however, that the Executive shall give reasonable written notice to the Manager in advance of being required to disclose Confidential Information, and shall cooperate with the Manager, upon request, to seek appropriate relief to prevent disclosure.
Further, the federal Defend Trade Secrets Act of 2016 immunizes employees against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if the employee discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if a trade secret is disclosed in either of these two circumstances: (1) in confidence, directly or indirectly to a government official (federal, state or local) or to a lawyer, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in the complaint or other documents filed in a legal proceeding, so long as the document is filed “under seal” (meaning that it is not accessible to the public). Further, nothing in this Agreement prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, the Executive from exercising any legally protected whistle-blower rights without notice to or consent from CODI, the Manager and/or their Affiliates.
4.2    Return of Confidential Information and Other Company Property. The Executive agrees that all Confidential Information shall remain the property of CODI, the Manager and its Affiliates. Upon termination of employment, whether such termination was initiated by the Executive or the Manager or any of its Affiliates, or at any time the Manager and its Affiliates may request, the Executive shall immediately return to the Manager and its Affiliates (and shall not retain any copies of) all documents, records, notebooks, computer disks, tapes and similar repositories or documents containing Confidential Information, whether prepared by the

Executive or any other person, as well as all other items of CODI’s, the Manager’s or its Affiliates’ property in the Executive’s possession, such as mobile or wireless telephones, computers, tablets, Personal Digital Assistants, facsimile machines, tape recorders, and automobiles. Executive shall further execute upon Manager’s request a certification of compliance with this Section 4.2.
    4.3    No Conflicts. The Executive hereby represents and warrants to the Manager that he is not bound by any agreement which conflicts with or prevents the full performance of his duties and obligations to CODI, the Manager or its Affiliates, as the case may be, during or after the term of this Agreement. The Executive shall not improperly use or disclose any proprietary information or trade secrets of any person or entity with whom he has an agreement or to whom he owes a duty to keep such information in confidence.
4.4    Enforcement. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 4.1 or 4.2 hereof, the Manager shall have the right and remedy:
(a)to have the provisions of this Agreement specifically enforced by any court having jurisdiction (without posting a bond or other security), it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Manager are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Manager and that money damages will not provide an adequate remedy to the Manager; and
(b)to require the Executive to account for and pay over to the Manager all material compensation, profits, moneys, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 4.1 or 4.2 hereof, and the Executive hereby agrees to account for and pay over such benefits to the Manager.
Each of the rights and remedies enumerated in this Section 4.4 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Manager under law or equity.
4.5    Assignment of Intellectual Property Rights. The Executive hereby irrevocably assigns, transfers and conveys, or shall cause to be assigned, transferred and conveyed to the Manager, any and all interest of the Executive in all Intellectual Property created in the course of his employment and used in connection with the business of the Manager, to the extent not previously assigned, transferred or conveyed. For purposes of this Agreement, “Intellectual Property” shall include (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, and (iii) all trade secrets and confidential information. Subject to the provisions of the last sentence hereof, any Intellectual

Property relating to the business of the Manager that is developed by the Executive during the Term shall remain the property of the Manager. The Executive shall fully cooperate with the Manager to take any and all actions necessary to give effect to the provisions of this Section 4.5, including without limitation the execution of documents and the filing of applications. If the Manager is unable, after reasonable effort, to secure such cooperation needed to apply for or prosecute any patent, copyright, or other right or protection relating to Intellectual Property, the Executive hereby designates and appoints the Manager and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights and other rights and protection thereon with the same legal force and effect as if executed by him. Such appointment shall be irrevocable and coupled with an interest. Notwithstanding the foregoing, this Agreement does not grant CODI, the Manager or their Affiliates any rights in inventions for which no equipment, supplies, facility, or trade secret information of CODI, the Manager or applicable Affiliate was used and which was developed entirely on Executive’s own time, unless (a) the invention relates at the time of conception or reduction to practice (i) to the business of CODI, the Manager or their Affiliates, or (ii) to CODI’s, the Manager’s or their Affiliates’ actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for CODI, the Manager or their Affiliates or any inventions protected under California Labor Code Section 2870.
Article 5.    Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California with respect to the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby. Each of the parties hereby waives any right to assert and agrees not to assert as a defense in any action, suit, or proceeding for the interpretation or enforcement of this Agreement that it is not subject to such action, suit, or proceeding, that such action, suit, or proceeding may not be brought or is not maintainable in said courts, that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of such action, suit or proceeding and hereby irrevocably agrees that all claims with respect to such action, suit or proceeding shall be heard and determined in such court; provided that nothing herein shall preclude either party from bringing an action, suit or proceeding in any other court for the purpose of (i) enforcing the provisions of this Article 5 or (ii) enforcing a judgment previously entered by the California courts in respect of any such claim.
Article 6.    Miscellaneous Provisions.
6.1    Notices. All notices provided for in this Agreement shall be in writing and shall be delivered personally to the party to receive the same, given by electronic means, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same as set forth below, or such other address as the party to receive the same may have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

(a)    If to the Executive, to:
Stephen Keller
at such address as then on file with the Manager
email: stephen@compassdiversified.com (or such other personal email address as then on file with the Manager)

(b)    If to the Manager, to:
Compass Group Management LLC
301 Riverside Ave., Second Floor
Westport, CT 06880
Attn: Zach T. Sawtelle
email: zach@compassdiversified.com

with a copy to:
Compass Group Diversified Holdings LLC
c/o Compass Group Management LLC
301 Riverside Ave., Second Floor
Westport, CT 06880
Attn: Carrie W. Ryan, General Counsel
email: cryan@compassdiversified.com

6.2    Entire Agreement. This Agreement sets forth the entire agreement of the parties relating to the terms of the Executive’s employment by the Manager, and is intended to supersede all prior negotiations, understandings, and agreements concerning such subject matter. No provision of this Agreement may be waived or changed except by a writing signed by the party against whom such waiver or change is sought to be enforced. Except as to those provisions where notice is required to be given within a specified period of time after the occurrence of the event, the failure of any party to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.
6.3    Applicable Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of California, without giving effect to conflicts of law principles thereof. If any provision of this Agreement or the application thereof to any party or circumstance is, for any reason and to any extent, deemed invalid or unenforceable, the remainder of this Agreement and the application of that provision to either party or circumstance shall not be affected but rather shall be enforced to the extent permitted by law. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.
6.4    Dispute. In any action relating to or arising from this Agreement, or involving its application, the parties shall each bear their own respective expenses incurred in connection with the action, including court costs and reasonable attorneys’ fees.

6.5    Headings. The Article and Section headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision of this Agreement.
6.6    Assignment. The Manager shall have the right to assign this Agreement, and/or its rights and/or obligations hereunder, to a third party. The Manager shall give reasonable written notice to the Executive prior to the effective date of any such assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable by the Executive.
6.7    Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
6.8    Waiver. Neither any failure nor any delay on the part of either party hereto to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.
6.9    Survival. The provisions in this Agreement that contemplate obligations on the Manager’s part or Executive’s part after the Executive’s employment with the Manager ends, for whatever reason, shall survive the cessation of the Executive’s employment.

IN WITNESS WHEREOF, the parties have executed this Agreement on November 2, 2026.

Executive:

/s/ Stephen Keller
Stephen Keller

Compass Group Management LLC, a Delaware limited liability company

By:    Wayfinder Partners, LLC, a Delaware limited liability company
Its:    Manager

By:    /s/ Zach T. Sawtelle
Name:    Zach T. Sawtelle
Its:    Managing Member